Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of July 7, 2025, by and among MI7 Sponsor, LLC, a Delaware limited liability company (“Sponsor”), M3-Brigade Acquisition V Corp., a Cayman Islands exempted company (“M3”), ReserveOne, Inc., a Delaware corporation (the “Company”) and ReserveOne Holdings, Inc., a Delaware corporation (“Pubco”). Capitalized terms used but not defined herein have the meanings assigned to them in the Business Combination Agreement by and among M3, Pubco, the Company and the other parties thereto, dated as of the date hereof (as may be amended from time to time, the “BCA”).

WHEREAS, as of the date hereof, Sponsor owns 7,187,500 M3 Class B Ordinary Shares (the “Sponsor Shares”) and 5,836,250 M3 Private Warrants (the “Sponsor Warrants” and together with the Sponsor Shares and any New Securities (as defined below) of which ownership of record or the power to vote is hereafter acquired by Sponsor prior to the termination of this Agreement, the “Sponsor Equity Interests”);

WHEREAS, in connection with Sponsor’s acquisition of the Sponsor Shares, M3 assumed M3-Brigade Sponsor V LLC, a Delaware limited liability company’s (the “Original Sponsor”) rights and obligations under that certain letter agreement, dated as of July 31, 2024, by and among the Original Sponsor and the other parties thereto (as amended, the “Insider Letter”), pursuant to which Sponsor assumed the Original Sponsor’s obligations with respect to certain voting requirements, transfer restrictions and waiver of redemption rights with respect to the Sponsor Shares;

WHEREAS, concurrently with the execution and delivery of this Agreement, M3, Pubco, the Company and the other parties thereto are entering into the BCA, pursuant to which, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, the Company will merge with and into Company Merger Sub (with Company Merger Sub surviving such merger as a wholly-owned subsidiary of Pubco) (the “Company Merger”) and M3 will merge with and into SPAC Merger Sub (with SPAC Merger Sub surviving such merger as a wholly-owned subsidiary of Pubco) upon the terms and subject to the conditions set forth therein (the “SPAC Merger” and, together with the Company Merger and the other transactions contemplated by the BCA and the Ancillary Documents, the “Transactions”);

WHEREAS, as a condition and inducement to the Group Companies’ willingness to enter into the BCA, Sponsor has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

1. Sponsor Voting Requirements At the M3 Shareholders Meeting (including at any adjournment or postponement thereof), or in any other meeting or circumstance in which the vote, consent or other approval of the M3 shareholders is sought, Sponsor shall (a) if a meeting is held, appear at each such meeting (in person or by proxy) or otherwise cause all of the Sponsor Shares to be counted as present thereat for purposes of calculating a quorum and (b) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of the Sponsor Shares:

(a) in favor of each of the Transaction Proposals;

(b) against any Acquisition Proposal or Alternative Transaction;

(c) against any merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by M3 (other than the Transaction Proposals);

(d) against any change in the business of M3; and

(e) against any proposal, action or agreement involving M3 that would or would reasonably be expected to (i) impede, frustrate, prevent or nullify any provision of this Agreement, the BCA or any Ancillary Document, (ii) result in a breach in any material respect of any covenant, representation, warranty or any other obligation or agreement of M3 under the BCA or any Ancillary Document, (iii) result in any of the conditions in respect of obligations of M3 or the Parties set forth in Article 6 of the BCA not being fulfilled, or (iv) change in any manner the capitalization of, including the voting rights of any class of share capital of, M3 (other than in connection with the Transaction Proposals).

2. Enforcement of Insider Letter. From and after the date of this Agreement until the earlier of the Closing or the termination of the BCA in accordance with its terms, (a) Sponsor agrees that it shall fully comply with, and perform all of its obligations, covenants and agreements set forth in, the Insider Letter, including not redeeming the Sponsor Shares in connection with the Transactions and complying with the transfer and lock-up restrictions with respect to the Sponsor Equity Interests, (b) M3 agrees to enforce the Insider Letter in accordance with its terms, and (c) each of Sponsor and M3 agree not to amend, modify or waive any provision of the Insider Letter without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned).

3. New Shares. In the event that, from and after the date of this Agreement until the earlier of the Closing or the termination of the BCA in accordance with its terms, (a) any M3 Shares are issued pursuant to a share dividend, share split, recapitalization, reclassification, combination or exchange of M3 Shares owned by Sponsor or otherwise, then such M3 Shares or other Equity Securities of M3 acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted Sponsor Shares, or (b) Sponsor (i) purchases or otherwise acquires beneficial ownership of any M3 Shares or other Equity Securities of M3, or (ii) acquires the right to vote any M3 Shares or other Equity Securities of M3 (such M3 Shares or other Equity Securities of M3 referred to in clauses (b)(i) and (ii), collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms set forth in Sections 1 and 2 to the same extent as if they constituted the Sponsor Shares.

4. Waiver and Release of Claims. Sponsor covenants and agrees as follows:

(a) Subject to and conditioned upon the Closing, effective as of the Closing (and subject to the limitations set forth in Section 4(c) (below), Sponsor, on behalf of itself and its Affiliates and its and their respective successors, assigns, representatives, administrators, executors and agents, and any other Person or entity claiming by, through or under any of the foregoing (each a “Releasing Party” and, collectively, the “Releasing Parties”; provided that, for the avoidance of doubt, that M3 shall not be deemed a Releasing Party hereunder), does hereby unconditionally and irrevocably release, waive and forever discharge M3, the Group Companies, and each of its and their respective past and present directors, officers, employees, agents, predecessors, successors, assigns, and Subsidiaries, from any and all past or present claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) at or prior to the Closing (each a “Claim” and, collectively, the “Claims”); provided, however, that the release, waiver and discharge by Sponsor’s Affiliates is limited to Claims that arise from the Transactions.

(b) Sponsor acknowledges that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter of this Agreement, and that it may hereafter come to have a different understanding of the Law that may apply to potential Claims which it is releasing hereunder, but it affirms that, except as is otherwise specifically provided herein, it is its intention to fully, finally and forever settle and release any and all Claims. In furtherance of this intention, Sponsor acknowledges that the releases contained herein shall be and remain in effect as full and complete general releases notwithstanding the discovery or existence of any such additional facts or different understandings of Law.

(c) Notwithstanding the foregoing provisions of this Section 4 or anything to the contrary set forth herein, the Releasing Parties do not release or discharge, and each Releasing Party expressly does not release or discharge, any Claims that arise under or are based upon the terms of (i) this Agreement, (ii) any Ancillary Document to which Sponsor is a party, (iii) any letter of transmittal to which Sponsor is a party, (iv) any rights a Releasing Party has to indemnification from M3 arising out of the Transactions, (v) the Underwriting Agreement, dated as of July 31, 2024, by and between Cantor Fitzgerald & Co. (“CF&Co.”) and M3, (vi) the letter agreement, dated as of the date hereof, by and among M3, CF&Co. and the other parties thereto with respect to services provided by CF&Co. and the other parties thereto with respect to the PIPE Investments, or (vii) the M3 Governing Documents or any indemnity agreement of any director or officer of M3 with M3 with or for the benefit of a Releasing Party with respect to any Claims for indemnification, contribution, set-off, reimbursement or similar rights.

(d) Notwithstanding the foregoing provisions of this Section 4, nothing contained in this Agreement shall be construed as an admission by any party hereto of any liability of any kind to any other party hereto. Notwithstanding anything to the contrary contained herein, Sponsor (and each of its Affiliates other than M3) and M3 shall be deemed not to be Affiliates of each other for purposes of this Section 4.

5. Loan Conversion. The parties hereto agree that, subject to and conditioned upon the Closing, the aggregate outstanding principal balance due to Sponsor from M3 (the “Principal”) as of the Closing under that certain Promissory Note, dated as of June 16, 2025, by and between M3 and Sponsor (the “Sponsor Note”) shall be repaid as follows: (a) at the election of Sponsor, up to $1,500,000 of the Principal (the “Cap”) shall be paid to Sponsor in private placements warrants of Pubco at a purchase price of $1.00 per warrant (each such warrant exercisable to purchase one class A common share of Pubco at $11.50 per share) with respect to the amount so elected by the Sponsor pursuant to this clause (a) (the “Election Amount”) and (b) if (i) the Principal exceeds the Cap or (ii) the Election Amount is less than the Principal, then amount that either is not eligible or is not elected to be repaid in warrants, as the case may be, shall be repaid in cash promptly following the Closing.

6. Waiver of Anti-Dilution Protection. Subject to and conditioned upon the Closing, Sponsor hereby agrees to waive the anti-dilution protections with respect to all M3 Shares held by Sponsor as provided for in the M3 Governing Documents (including Section 17.3 of M3’s amended and restated memorandum and articles of association) except to the extent described in Exhibit G to the BCA (with a portion of the equity issued in respect of such anti-dilution protection subject to forfeiture as set forth of the BCA).

7.  Representations and Warranties of Sponsor. Except as set forth in any M3 SEC Reports (excluding any disclosures in any “Risk Factors” section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimers and other disclosures that are generally cautionary, predictive or forward-looking in nature, and excluding, for the avoidance of doubt, any content of such M3 SEC Reports that have been redacted or omitted pursuant to applicable Law):

(a) Organization and Authority. Sponsor a is a Delaware limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Sponsor has the requisite limited liability company power to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of Sponsor. This Agreement has been duly and validly executed and delivered by Sponsor and constitutes a valid, legal and binding agreement of Sponsor (assuming this Agreement has been duly authorized, executed and delivered by the other Persons party hereto), enforceable against Sponsor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(b) Consents and Approvals; No Violations

(i) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of Sponsor with respect to Sponsor’s execution, delivery or performance of its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement.

(ii) The execution, delivery or performance by Sponsor of this Agreement and the consummation by Sponsor of the transactions contemplated hereby will not, directly or indirectly (with or without due notice or lapse of time or both) (a) result in any breach of any provision of the Governing Documents of Sponsor, (b) result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which Sponsor is a party, (c) violate, or constitute a breach under, any Order or applicable Law to which Sponsor or any of its properties or assets are bound or (d) result in the creation of any Lien upon any of the assets or properties of Sponsor, except in the case of clauses (b) through (d) above, as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

(c) Ownership of Sponsor Equity Interests. As of the date hereof, (i) Sponsor is the sole record and beneficial owner of the Sponsor Shares, free and clear of all Liens (other than Liens arising under applicable Securities Laws, this Agreement and the Insider Letter), (ii) Sponsor has the sole voting power with respect to the Sponsor Shares, (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to the Sponsor Shares, (iv) there is no limitation on Sponsor’s ability to sell or otherwise dispose of the Sponsor Shares other than restrictions arising under applicable Securities Laws, this Agreement and the Insider Letter, (v) the Sponsor Equity Interests are the only Equity Securities in M3 owned of record by Sponsor and (vi) Sponsor does not hold or own any rights to acquire (directly or indirectly) any Equity Securities of M3 or any Equity Securities convertible into, or which can be exchanged for, equity securities of M3, other than as set forth in this Agreement or the Sponsor Note.

(d) Contracts with M3. Except for (i) the Contracts described in Section 4(c) or otherwise disclosed in Section 4.9 of the M3 Disclosure Schedules, and (ii) any Contract filed as an exhibit to a form, report, schedule, statement or other document that is publicly filed with the SEC, none of Sponsor, any of the Affiliates of Sponsor nor, to the knowledge of Sponsor, any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of five percent (5%) or greater, is a party to, or has any rights with respect to or arising from, any Contract with M3.

(e) Litigation. There is no Proceeding pending, or, to the knowledge of Sponsor, threatened Proceeding against Sponsor, or, to the knowledge of Sponsor, any of its directors, managers, officers or employees (in their capacity as such) or otherwise affecting Sponsor or its assets, including any condemnation or similar proceeding, nor is any Order outstanding against or involving Sponsor, whether at law or in equity, before or by any Governmental Entity, which would reasonably be expected to, either individually or in the aggregate, to impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby. There is no unsatisfied judgment or open injunction binding upon Sponsor that would, individually or in the aggregate, reasonably be expected to, either individually or in the aggregate, to impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby. There is no Proceeding that Sponsor has pending against any other Person. Sponsor is not subject to any Orders of any Governmental Entity, nor are any such Orders pending.

(f) Finders and Brokers. Except for fees (including the amounts due and payable assuming the Closing occurs) set forth on Section 4.4 of the M3 Disclosure Schedules (which fees shall be the sole responsibility of M3), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sponsor, M3 or the Group Companies for which Sponsor or any of its Affiliates has any obligation.

(g) Acknowledgment. Sponsor understands and acknowledges that each of M3 and the Group Companies are entering into the BCA in reliance upon Sponsor’s execution and delivery of this Agreement.

8. Further Assurances. Sponsor hereby agrees that it shall further cooperate with each Group Company and use its commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the transactions contemplated by this BCA and the other Ancillary Documents as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings. The Company and Pubco hereby agree to cooperate in good faith with Sponsor in connection with the vesting of Sponsor Equity Earnout Shares, Sponsor Warrant Earnout Shares and Sponsor Convertible Notes Earnout Shares as contemplated by Section 2.6 of the BCA, and the removal of any associated legends or other restrictions.

9. Other Covenants.

(a) Binding Effect of the BCA. Sponsor hereby agrees to be bound by and comply with Section 5.3 (Confidentiality and Access to Information), Section 5.4 (Public Announcements) and Section 5.6 (Exclusive Dealing) of the BCA (and any relevant definitions contained in any such Sections of the BCA) as if Sponsor were an original signatory to the BCA with respect to such provisions to the same extent as such provisions apply to M3.

(b) Disclosure. Sponsor hereby authorizes the Group Companies and M3 to publish and disclose in any announcement or disclosure, in each case, required by the SEC or Nasdaq (including all documents and schedules filed with the SEC in connection with the foregoing, including the Registration Statement/Proxy Statement), Sponsor’s identity and ownership of the M3 Ordinary Shares and the nature of Sponsor’s commitments and agreements under this Agreement, the BCA, the Ancillary Documents and any other agreements to the extent such disclosure is required by applicable Securities Laws, the SEC or Nasdaq; provided that the content of any such disclosure shall require the prior written consent of Sponsor (not to be unreasonably withheld, delayed or conditioned).

10. Waiver of Dissenters’ Rights. Sponsor hereby irrevocably waives, and agrees not to exercise or assert, any dissenters’ rights under Section 238 of the Cayman Act and any other similar statute in connection with the SPAC Merger and the BCA.

11.  General.

(a) Termination. This Agreement shall terminate on the earlier to occur of (i) the Closing or (ii) at such time, if any, as the BCA is terminated in accordance with its terms prior to the Closing (the earliest of (i) and (ii), the “Expiration Time”), and upon such termination this entire Agreement shall forthwith become void with the exception of Sections 4, 8, 9(a) (to the extent relating to Section 5.3 (Confidentiality and Access to Information) of the BCA) and 11, each of which shall survive such termination and remain valid and binding obligations of the parties hereto. Notwithstanding the foregoing or anything to the contrary herein, the termination of this Agreement pursuant to this Section 11(a) shall not affect any Liability on the part of any party hereto for any Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud.

(b) Notices. All notices, consents, waivers, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the e-mail was sent to the intended recipient thereof without an “error” or similar message that such e-mail was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other parties hereto as follows:

If to M3 (prior to Closing), to it at:

1700 Broadway – 19th Floor

New York, NY 10019

Attn: Executive Vice President and Secretary

Email: [***]

If to Sponsor, to it at:

200 Park Avenue, 58th Floor

New York, NY 10166

Attn: Thomas Boychuk, Chief Financial Officer & Managing Director

Email: [***]

If to the Company, Pubco, or M3 after Closing, to it at:

200 Park Avenue, 58th Floor

New York, NY 10166

Attn: Thomas Boychuk, Chief Financial Officer

Email: [***]

(c) Entire Agreement; Assignment. This Agreement (together with the BCA and the other Ancillary Documents) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the parties hereto with respect to the subject matter contained herein. This Agreement may not be assigned by any party (whether by operation of law or otherwise) without the prior written consent of (a) the Sponsor, M3 and the Company prior to Closing and (b) Pubco and the Sponsor after the Closing. Any attempted assignment of this Agreement not in accordance with the terms of this Section 11(c) shall be void.

(d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

(e) Submission to Jurisdiction; Remedies. Section 8.16 and Section 8.17 of the BCA are herein incorporated by reference mutatis mutandis.

(f) Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by (a) Sponsor, M3 and the Company prior to the Closing and (b) Pubco and the Sponsor after the Closing. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties effected in a manner which does not comply with this Section 11(f) shall be void, ab initio.

(g) Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

(h) Costs and Expenses. Subject to Section 8.6 of the BCA, each party hereto will pay its own costs and expenses (including legal, accounting and other fees) relating to the negotiation, execution, delivery and performance of this Agreement.

(i) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Closing, (A) no party shall have the power by virtue of this Agreement to control the activities and operations of any other and (B) no party shall have any power or authority by virtue of this Agreement to bind or commit any other party. No party shall hold itself out as having any authority or relationship in contravention of this Section 11(i).

(j) Capacity as Shareholder. Sponsor signs this Agreement solely in its capacity as a shareholder of M3, and not in its capacity as a director (including “director by deputization”), officer or employee of M3, if applicable. Nothing herein shall be construed to (i) restrict, limit, prohibit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving in the capacity of a director or officer of M3 or any Subsidiary of M3, acting in such person’s capacity as a director or officer of M3 or any Subsidiary of M3 (it being understood and agreed that the BCA contains provisions that govern the actions or inactions by the directors and officers of M3 with respect to the Transactions) or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of M3 that is otherwise permitted by, and done in compliance with, the terms of the BCA (and in each case of clauses (i) and (ii), without limiting Sponsor’s obligations hereunder in its capacity as a shareholder of M3).

(k) No Recourse. Neither M3 nor any of its Subsidiaries, nor any of the past, present or future M3 shareholders (other than Sponsor), nor any director, officer, employee, member, partner, shareholder or other owner (whether direct or indirect), Affiliate, agent, attorney or representative of Sponsor, shall have any obligation or liability for the obligations or liabilities of Sponsor under this Agreement. Without limiting the foregoing, this Agreement may only be enforced against the Persons or entities that have executed and delivered a counterpart to this Agreement.

(l) Headings; Interpretation. The term “this Agreement” means this Sponsor Support Agreement, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings set forth in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any party hereto. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, and not to any particular section, subsection, paragraph, subparagraph or clause set forth in this Agreement; (b) masculine gender shall also include the feminine and neutral genders, and vice versa; (c) words importing the singular shall also include the plural, and vice versa; (d) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (e) references to “$” or “dollar” or “US$” shall be references to United States dollars; (f) the word “or” is not exclusive; (g) the words “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (j) all references to Articles, Sections, Annexes, Exhibits or Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement; (k) all references to any Law will be to such Law as amended, supplemented or otherwise modified or re-enacted from time to time; (l) all references to any Contract are to that Contract as amended or modified from time to time in accordance with the terms thereof (subject to any restrictions on amendments or modifications set forth in this Agreement); and (m) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

(m) Counterparts; Electronic Signatures. This Agreement (including any deliverables contemplated hereby) may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement (including any deliverables contemplated hereby) by e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

M3:

M3-BRIGADE ACQUISITION V CORP.

By:	/s/ Robert Rivas Collins
Name:	Robert Rivas Collins
Title:	Chief Executive Officer

SPONSOR:

MI7 SPONSOR, LLC

By:	/s/ Thomas Boychuk
Name:	Thomas Boychuk
Title:	Chief Financial Officer

COMPANY:

RESERVEONE, INC.

By:	/s/ Jaime Leverton
Name:	Jaime Leverton
Title:	Chief Executive Officer

PUBCO:

RESERVEONE HOLDINGS, INC.

By:	/s/ Jaime Leverton
Name:	Jaime Leverton
Title:	Chief Executive Officer

[Signature Page to Sponsor Support Agreement]